                                                                      EXHIBIT 99

Digital Power Reports  Financial  Results for the Second  Quarter Ended June 30,
2004

FREMONT, Calif., August 16, 2004, Digital Power Corporation (Amex: DPW - News) (herein "Digital Power") today announced its financial results for the second quarter ended June 30, 2004.

Digital Power reported revenue of $2,139,000 for the quarter ended June 30, 2004, an increase of 34.0% from $1,596,000 for the same quarter last year. An operating loss of $221,000 for the second quarter of 2004 was reported, compared to an operating loss of $294,000 for the same quarter last year. Digital Power reported a net loss for the three months ended June 30, 2004 of $251,000, compared to a net loss of $265,000 for the three months ended June 30, 2003.

Revenue for the six months ended June 30, 2004, was $3,968,000, a 6.4% increase from revenue of $3,729,000 for the six months ended June 30, 2003. Net loss for the six months ended June 30, 2004 was $503,000, compared to a net loss of $380,000 for the same period in 2003.

Commenting on the results, Jonathan Wax, President and CEO stated "We are pleased with the sequential year over year revenue growth which was indicative of our efforts to pursue new opportunities with key product lines along with increased activity for our new products and military programs. Our internal expectations for improved financial performance did not meet our expectations; however we are pleased with the momentum we are starting to build."

Digital Power designs, develops, manufactures, markets and sells switching power supplies to telecommunications, data communications, test and measurement equipment, office and factory automation and instrumentation manufacturers. Digital Power's headquarters are located at 41920 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.

The foregoing contains forward-looking statements, which are subject to contingencies and uncertainties, which are set forth in Digital Power's Form 10-KSB and other filings with the Securities and Exchange Commission. Such forward-looking statements are not guarantees of future performance and are based upon assumptions about future conditions that could prove to be inaccurate including, but not limited to, that the Company will be able to lower its production costs and market conditions are improving in Digital Power's industry. Actual events, transactions, and results may differ materially from anticipated events, transactions or results described in such statements.

Digital Power Corporation

    Financial Data
    (In thousands except for per share amounts)


                                      Three months            Six Months
                                     Ended  June 30,         Ended June 30,
    Statement of Operations Data     2004      2003       2004          2003

    Revenues                        $2,139   $1,596      $3,968       $3,729
    Operating loss                    (221)    (294)       (505)        (413)
      Loss before income taxes        (251)    (283)       (503)        (406)
      Net loss                        (251)    (265)       (503)        (380)

    Basic and diluted net loss
      Per share                     $(0.04)  $(0.05)     $(0.09)      $(0.08)


                                     As of June 30,
    Balance Sheet Data              2004         2003

    Working capital                $2,739       $3,128
    Total assets                    5,113        5,150
    Shareholders' equity            3,041        3,495